                            SCHEDULE 14A INFORMATION
 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                            1934 (AMENDMENT NO. __)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[x]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by Rule 14a-b(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             VSI ENTERPRISES, INC.
                -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
      ------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

         1)      Title of each class of securities to which transaction applies:
                                                                                  --------------------
         2)      Aggregate number of securities to which transaction applies:
                                                                             -------------------------
         3)      Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0- 11:1
                                                                --------------------------------------
         4)      Proposed maximum aggregate value of transaction:
                                                                 -------------------------------------
         5)      Total fee paid:
                                 ---------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)     Amount Previously Paid:
                                        ---------------------------------------------------------------
         2)     Form, Schedule or Registration Statement No.:
                                                             ------------------------------------------
         3)     Filing Party:
                               ------------------------------------------------------------------------
         4)     Date Filed:
                            ---------------------------------------------------------------------------



------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                             VSI ENTERPRISES, INC.
                            5801 GOSHEN SPRINGS ROAD
                            NORCROSS, GEORGIA 30071


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 16, 1997


         The annual meeting of shareholders of VSI Enterprises, Inc. (the "Company") will be held on Wednesday, April 16, 1997 at 10:00 a.m., at the Company's offices, 5801 Goshen Springs Road, Norcross, Georgia 30071, for the following purposes:

         (1) To elect seven (7) directors to constitute the Board of Directors, to serve for a term of one year and until their successors are elected and qualified;

         (2) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 46,000,000 shares to 60,000,000 shares;

         (3) To approve an amendment to the Certificate of Incorporation of the Company to effect a 1-for-2 reverse split of the Company's Common Stock; and

         (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on March 3, 1997 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.


                                      By Order of the Board of Directors,



                                      Richard K. Snelling, Chairman of the Board


Norcross, Georgia
March 17, 1997

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                             VSI ENTERPRISES, INC.
                            5801 GOSHEN SPRINGS ROAD
                            NORCROSS, GEORGIA 30071


                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 16, 1997

                               -----------------

                                PROXY STATEMENT

                               -----------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of VSI Enterprises, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Wednesday, April 16, 1997, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about March 17, 1997. The address of the principal executive offices of the Company is 5801 Goshen Springs Road, Norcross, Georgia 30071.

         Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted and will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees named below to constitute the entire Board of Directors, for adoption of the increase of number of authorized shares of Common Stock and for adoption of the reverse stock split. Abstentions and broker non-votes will not be counted as votes either in favor of or against the proposal to increase the number of authorized shares of Common Stock or the proposal to effect the reverse stock split.

         The record of shareholders entitled to vote at the annual meeting was taken on March 3, 1997. On that date the Company had outstanding and entitled to vote 40,954,739 shares of common stock, $.00025 per share (the "Common Stock"), with each share of Common Stock entitled to one vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 1, 1997 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each director of the Company; (iii) the Named Executive Officers (as defined herein); and (iv) all directors and executive officers of the Company as a group.

                                                                   SHARES
    NAME OF                                                     BENEFICIALLY          PERCENT
 BENEFICIAL OWNER                                                  OWNED            OF CLASS(1)
 ----------------                                                  -----            -----------
Richard K. Snelling .............................               1,134,721 (2)           2.8%

Carleton A. Brown ...............................                 195,000 (3)             *

Leo M. Cortjens .................................                 260,927 (4)             *

Larry M. Carr ...................................               1,908,880 (5)           4.7%

Andre van den Bogaert ...........................                 110,000 (6)             *

Edward S. Redstone ..............................               2,477,500 (7)           6.0%

Mark E. Munro ...................................               1,130,626 (8)           2.8%

Bill R. Brewer ..................................                 177,977 (9)             *

Roger K. Tapke ..................................                  87,000 (10)            *

All Directors and Executive Officers
as a Group (9 persons) ..........................               7,395,631              17.6%


------------------------

*        Less than 1% of outstanding shares.

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date of this Proxy Statement. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.
         The percentages are based upon 40,954,739 shares outstanding, except for certain parties who hold options to purchase shares which are exercisable within the next sixty days. The percentages for those parties who hold presently exercisable options are based upon the sum of 40,954,739 shares plus the number of options held by them which are exercisable within the next sixty days, as indicated in the following notes.

(2) Includes 186,666 shares of Common Stock subject to stock options which are exercisable within the next sixty days and 433,919 shares of Common Stock owned by ShellTel, a company controlled by Mr. Snelling. Also includes 100,000 shares of Common Stock owned by Richard K. and Barbara M. Snelling Charitable Remainder Unitrust.

(3) Includes 75,000 shares of Common Stock subject to presently exercisable stock options.

(4) Includes 75,000 shares of Common Stock subject to stock options which are exercisable within the next sixty days.

(5) Includes 65,000 shares of Common Stock subject to presently exercisable stock options and 250,000 shares of Common Stock subject to presently exercisable Common Stock Purchase Warrants.

(6) Includes 85,000 shares of Common Stock subject to presently exercisable stock options.

(7) Includes 15,000 shares of common stock subject to stock options which are exercisable within the next sixty days, and 2,500 shares owned by Mr. Redstone's spouse.

(8) Includes 1,003,670 shares of common stock owned by Mr. Munro's spouse. Includes 876,713 shares owned by Mark E. Munro Charitable Remainder Unitrust, with respect to which Mr. Munro disclaims beneficial ownership.

(9) Includes 87,000 shares of Common Stock subject to stock options which are exercisable within the next sixty days.

(10) Mr. Tapke served as Vice President-Operations of the Company until June 1996 and remained as an employee of the Company until his resignation in January 1997. His total of shares beneficially owned are excluded from the total shares owned by all directors and executive officers as a group.


                                AGENDA ITEM ONE
                             ELECTION OF DIRECTORS


         The Board of Directors of the Company consists of seven directors.
The Company's By-Laws provide that the Board of Directors shall consist of not less than three nor more than seven members, the precise number to be determined from time to time by the Board of Directors. The number of directors has been set at seven by the Board. Andre van den Bogaert is not standing for reelection to the Board of Directors of the Company. B. R. Brewer has been nominated by the Company to fill Mr. van den Bogaert's position on the Board. The Board of Directors recommends the election of the seven nominees listed below.

         Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than seven nominees. The affirmative vote of a majority of all votes cast at the meeting by the holders of the Common Stock is required for the election of the seven nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

         Each of the following persons has been nominated by management for election to the Board of Directors to succeed themselves for a term of one year and until their successors are elected and qualified:

         Richard K. Snelling. Mr. Snelling, age 64, has been a director of the Company since 1993 and currently serves as Chairman of the Board and Chief Executive Officer. From 1956 to 1991, Mr. Snelling served with BellSouth Corporation, a telecommunications company, including most recently as Executive Vice President. From March 1992 to January 1993, Mr. Snelling served as a founding director and the Chief Executive Officer of the Center for Advanced Telecommunications Technology, a non-profit organization, and served as its Chairman from January 1993 to February 1994. Mr. Snelling is a director of Boston Technology, Inc., a central office based intelligent peripheral company, and Digital Wireless, a spread spectrum wireless company.

         Bill R. Brewer, CPA. Mr. Brewer joined the Company in June 1994 and serves as President, Chief Operating Officer, Chief Financial Officer and Secretary. From 1976 to June 1994, Mr. Brewer served in various capacities with BellSouth Corporation and its affiliates, including most recently as Assistant Vice President - Controllers, where he functioned as chief accountant and controller.

         Leo M. Cortjens. Mr. Cortjens, age 42, has been a director of the Company since June 1994 and has served as President of Corporate and Product Development and Chief Technical Officer of the Company since August 1996. Mr. Cortjens served as President and Chief Operating Officer of the Company from September 1994 to August 1996, and as Vice President-Technology of the Company from 1992 to September 1994. From 1990 to 1992, Mr. Cortjens served as a Network Integration Sales Consultant for Harris Adacom, a data communications company. From 1987 to 1990, Mr. Cortjens was a key accounts sales manager for Harris Data Communications Division. From 1976 to 1987, he held various management-level positions with Harris-Lanier, including Director of Technical Marketing and Director of Software Development.

         Carleton A. Brown. Mr. Brown, age 54, has been a director of the Company since 1993. Mr. Brown has served as Senior Vice President of Intergram Corp., an international unified messaging service, since January 1997. From March 1995 to April 1996, Mr. Brown served as President of ADC Video Systems, Inc. (formerly American Light Wave Systems, Inc.), a telecommunications subsidiary of ADC Telecommunications, Inc. From May 1994 to March 1995, Mr. Brown served as Vice President of Amoco Technology Company, a technology-based subsidiary of Amoco Corporation, a petroleum and chemical company. He served as Senior Vice President and Group Executive of Teleport Communication Group, an alternate local exchange carrier, from 1992 to May 1994. From 1991 to 1992, Mr. Brown served as President of Sigma Group, Inc., a telecommunications consulting company. He served as President and Chief Operating Officer of Alcatel Network Systems, Inc., a network telecommunications equipment manufacturer, from 1990 to 1991. From 1988 to 1990, Mr. Brown served as President of the Southwest Division of MCI Telecommunications Corporation, a telecommunications company, and from 1981 to 1988, he served as Vice President and General Manager of Wang Laboratories, Inc.

         Larry M. Carr. Mr. Carr, age 52, has been a director of the Company since June 1994. Mr. Carr founded Nursefinders, Inc., a temporary services company in the healthcare industry in 1974. Although Mr. Carr's interest in this company has now been acquired by Adia Services, Inc., Mr. Carr still owns and operates numerous Nursefinders franchises and assists in the administration and management of several other franchises through an entity known as Nursefinders Management Corporation. Mr. Carr is Chairman of the Board of Northwest National Bank, located in Arlington, Texas, and several privately held companies, including New Vandergriff Chevrolet, Inc., Professional Telephone Answering Services, Inc. and Taconic Partners, Inc. In addition, Mr. Carr is a director of One Hour Acceptance Corp. and sits on the Advisory Board of the North Central Texas Cancer Research Foundation. In connection with the extension of credit to the Company by Mr. Carr in July 1994, the Company has agreed to take any and all necessary or appropriate action to nominate and elect Mr. Carr as a director of the Company until the maturity of said credit facility. The credit facility, as amended, is due in full in June 1996. See "Executive Compensation - Compensation Committee Interlocks and Insider Participation."

         Mark E. Munro. Mr. Munro, age 34, has been a director of the Company since November 1996 and served as President - Sales/Marketing and Distribution of the Company from October 1996 to February 1997. Mr. Munro has served as President of Eastern Telecom, Inc., a telecommunications company acquired by the Company in October 1996, since 1987.

         Edward S. Redstone. Mr. Redstone, age 68, has been a director of the Company since July 1996. Mr. Redstone has been a private investor since 1994. From 1984 to 1994, he served as Chairman of the Board of Martha's Vineyard National Bank.

         There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

         Although it is not the Company's obligation to make filings pursuant to Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Chief Financial Officer of the Company as to whether any transactions in the Company's securities occurred during the previous month.

                       MEETINGS OF THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

         The Board of Directors held 12 meetings during the year ended December 31, 1996. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. The Company's Board of Directors has three standing committees -- the Audit Committee, the Compensation Committee and the Stock Option Committee.
The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors.

         The Audit Committee presently consists of Carleton A. Brown, Larry M. Carr and Andre van den Bogaert. The Audit Committee has been assigned the principal functions of: (i) recommending the independent auditors; (ii) reviewing and approving the annual report of the independent auditors; (iii) approving the annual financial statements; and (iv) reviewing and approving summary reports of the auditors' findings and recommendations. The Audit Committee held one meeting during the year ended December 31, 1996.

         The Compensation Committee presently consists of Carleton A. Brown, Larry M. Carr and Andre van den Bogaert. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management and establishing the targets that determine awards payable under the Company's incentive compensation plan. The Compensation Committee held one meeting during the year ended December 31, 1996.

         The Stock Option Committee presently consists of Larry M. Carr and Andre van den Bogaert. The Stock Option Committee has been assigned the functions of administering the Company's Stock Option Plans and Employee Stock Purchase Plan and granting options thereunder. The Stock Option Committee held six meetings during the year ended December 31, 1996.

                               EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

NAME                                   AGE               POSITION HELD
----                                   ---               -------------
Richard K. Snelling                    65                Chairman of the Board and Chief Executive
                                                         Officer

Bill R. Brewer                         50                President, Chief Operating Officer, Chief
                                                         Financial Officer and Secretary

Leo M. Cortjens                        43                President of Corporate and Product
                                                         Development and Chief Technical Officer

John R. Evans                          47                Vice President - Operations

        Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company. Executive officers will devote their full time to the affairs of the Company. See "Election of Directors" for information with respect to Richard K. Snelling, Bill R. Brewer and Leo M. Cortjens.

        John R. Evans. Mr. Evans joined the Company in June 1996 and serves as Vice President - Operations. From May 1995 to June 1996, Mr. Evans served as Southeastern Sales Director of the Company. Mr. Evans served in various capacities with BellSouth Corporation from 1974 to 1994, including most recently as its Director of Broadband Planning.

                             EXECUTIVE COMPENSATION

        The following table provides certain summary information for the fiscal years ended December 31, 1996, 1995 and 1994 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1996 (the "Named Executive Officers").



                                                                Summary Compensation Table                                Long Term
                                                                      Annual Compensation                               Compensation
                                                ----------------------------------------------------------------        ------------
                                                                                                       Other              Number of
     Name and                                                                                          Annual              Options
Principal Position                              Year               Salary            Bonus          Compensation           Awarded
------------------                              ----               ------            -----          ------------           -------
Richard K. Snelling..................           1996             $     -- (1)        $  --              $     --           100,000
  Chairman of the Board and                     1995              124,000 (1)         13,178                  --           151,546
  Chief Executive Officer                       1994               86,272 (1)           --                    --           200,000

Bill R. Brewer.......................           1996             $100,703            $ 3,780            $    923            25,000
  President and Chief Operating                 1995               91,099             10,452                  --            36,000
  Officer                                       1994(2)            41,698               --                    --            75,000

Leo M. Cortjens......................           1996             $131,280            $ 6,088            $  1,192            11,000
  President of Corporate and                    1995              116,405             10,921                  --            75,000
  Product Development                           1994              108,451 (3)           --                    --           175,000

Roger K. Tapke(4)....................           1996             $ 96,836            $ 3,375            $  1,730              --
                                                1995               91,099             10,452                  --            36,000
                                                1994               91,730               --                    --           100,000



--------------------------------

(1) In connection with his service as Chairman of the Board and Chief Executive Officer of the Company, Mr. Snelling did not receive any cash compensation in 1996; his 1996 compensation conisisted of options to purchase 51,546 shares of Common Stock granted in November 1995 at an exercise price of $4.312 per share, which options were fully vested on March 16, 1997. Mr. Snelling agreed to defer payment of his 1995 and 1994 compensation (base salary of $124,000 for 1995 and $138,750 for 1994) until January of the following year, and to receive shares of Common Stock in lieu of his deferred cash compensation. Accordingly, 104,421 shares of Common Stock were issued to Mr. Snelling in January 1996 and 172,576 shares of Common Stock were issued to Mr. Snelling in January 1995. Amounts for 1994 also include outside directors fees of $4,000 paid to Mr. Snelling by the Company prior to June 10, 1994, when Mr. Snelling became an executive officer of the Company, and wellness pay of $1,334 which has been deferred at the election of Mr. Snelling.

(2)     Mr. Brewer joined the Company in June 1994.

(3) Includes $7,000 paid to Mr. Cortjens in the form of Common Stock of the Company. This compensation was awarded to Mr. Cortjens effective September 8, 1994, with payment deferred until January 1995. Accordingly, 11,200 shares of Common Stock were issued to Mr. Cortjens in January 1995.

(4) Mr. Tapke served as Vice President - Operations of the Company until June 1996 and remained as an employee of the Company until his resignation in January 1997.

DIRECTORS' FEES

         The Company's present policy is not to pay any cash compensation to directors who are also employees of the Company for their services as directors. Each non-employee director of the Company receives an automatic grant of options to purchase 15,000 shares of Common Stock on each January 5. Each non-employee director of the Company also receives $500 for each Board meeting attended, plus reimbursement of travel and other expenses incurred in connection with the performance of their duties.

         In addition, all new non-employee directors of the Company will receive a one-time grant of an option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. Such options expire, unless previously exercised or terminated, ten years from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is currently comprised of Carleton A. Brown, Andre van den Bogaert and Larry M. Carr. None of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 1996. Except as set forth below, there were no material transactions between the Company and any of the members of the Compensation Committee during fiscal 1996.

         On June 30, 1994, Larry M. Carr, a director of the Company, purchased from Technology Funding Secured Investors III ("Tech Funding") the secured note under the secured credit facility between Tech Funding and the Company's subsidiary, VSI. As a consequence, as of June 30, 1994, VSI was indebted to Mr. Carr for $327,642 under this secured credit facility, which includes the amount previously due to Tech Funding, as well as an additional $20,000 to cover Mr. Carr's transactional costs in acquiring and refinancing the secured note. In addition, as consideration for the purchase and refinancing of the secured note, the Company has issued to Mr. Carr 150,000 shares of Common Stock and 150,000 Common Stock Purchase Warrants. The Common Stock Purchase Warrants are exercisable over a term of ten years at an exercise price of $.40 per share. The secured note bears interest at the greater of 12 1/2% or prime plus 2% and was originally due on December 31, 1994. In January 1995, the Company repaid $77,642 of the secured note in exchange for the issuance of 194,105 shares of common stock to Mr. Carr. In connection therewith, the maturity of the remaining balance on the secured note ($250,000) was extended to July 12, 1995. On June 5, 1995, the secured note was cancelled and replaced with an unsecured note which bears interest the greater of 12 1/2% per year or prime plus 2%. On June 5, 1996, the Company retired the credit facility by issuing to Mr. Carr 244,817 shares of Common Stock, including 27,202 shares issued with respect to accrued interest.

STOCK OPTION PLANS

         The Company, by action of its Board of Directors, adopted the 1986 Incentive Stock Option Plan (the "1986 Plan") for officers, directors and employees of the Company or of a wholly-owned subsidiary of the Company. The 1986 Plan, which was originally the plan of VSI, was adopted as the plan of the Company on January 22, 1991. The 1986 Plan provides for the grant of options to purchase up to an aggregate of 337,943 shares of the Company's Common Stock. Under the terms of the 1986 Plan, the Board of Directors of the Company or a committee thereof may grant options to purchase shares of Common Stock to officers, directors and employees of the Company or of a wholly-owned subsidiary of the Company.

         The Company, by action of its Board of Directors, has also adopted the 1991 Stock Option Plan (the "1991 Plan") for officers, directors and employees of the Company or of a wholly-owned subsidiary of the Company. The 1991 Plan was approved by the shareholders of the Company on October 10, 1991. In July 1992, the 1991 Plan was amended to, among other things, provide for the automatic grant of options to the

Company's non-employee directors, to increase the number of shares of Common Stock available for grant thereunder and to expand the class of persons eligible to receive options under the 1991 Plan to include employees of majority-owned subsidiaries of the Company. In November 1993, the 1991 Plan was further amended to expand the class of persons eligible to receive options under the 1991 Plan and to increase the number of shares of Common Stock available for grant thereunder. The 1991 Plan provides for the grant of options to purchase up to an aggregate of 2,762,057 shares of the Company's Common Stock. Under the terms of the 1991 Plan, the Stock Option Committee of the Board of Directors may grant options to purchase shares of Common Stock to officers, directors and employees of the Company or of a subsidiary of the Company.

         The following table provides certain information concerning individual grants of stock options under the Company's 1986 and 1991 Stock Option Plans made during the year ended December 31, 1996 to the Named Executive Officers:




                                              Option Grants in Last Fiscal Year

                                                     Individual Grants
                                 ---------------------------------------------------------          Potential Realizable
                                                % of Total                                            Value at Assumed
                                                 Options        Exercise                           Annual Rates of Stock
                                                Granted to       or Base                           Price Appreciation for
                                 Options        Employees         Price                                Option Term(1)
                                 Granted        in Fiscal        ($ Per         Expiration         ------------------------
            Name                   (#)             Year           Share)           Date                 5%          10%
            ----                 -------        -----------     --------        ----------            --------     --------
Richard K. Snelling.........      100,000(2)        40%           $2.310           11/11/06           $145,275     $368,154
Bill R. Brewer..............       25,000(3)        10%            2.310           11/11/06             36,319       92,039
Leo M. Cortjens.............       11,000(4)         4%            3.687            6/13/06             25,506       64,637
Roger K. Tapke..............              --         --               --                 --                 --           --



(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(2) Options vest in full on January 1, 1998.

(3) Option is fully vested.

(4) Options vest as follows: 33 1/3% on each of June 13, 1997, 1998 and 1999.

      The following table provides certain information concerning options exercised during fiscal 1996 and the value of unexercised options held by the Named Executive Officers under the Company's Stock Option Plans as of December 31, 1996.

                                                                        Number of Unexercised            Value of Unexercised In-
                                                                        Options at Fiscal Year             the-Money Options at
              Name                                                             End                        Fiscal Year-End (a)
              ----                                                      ----------------------          -------------------------
                                     Shares Acquired        Value       Exer-        Unexer-             Exer-           Unexer-
                                      on Exercise(#)     Realized($)    cisable      cisable             cisable          cisable
                                      --------------     ------------   -------      --------            -------         --------
Richard K. Snelling..............             --                --      186,666       284,880            $214,399        $127,801

Bill R. Brewer...................             --                --       87,000        49,000              80,194          47,513

Leo M. Cortjens..................         75,000           187,500       75,000       111,000              85,550          95,850

Roger K. Tapke...................         87,000           139,134           --        49,000                  --          47,513



--------------------------------


(a) Dollar values were calculated by determining the difference between the fair market value of the underlying securities at year-end ($2.13 per share) and the exercise price of the options.


                              CERTAIN TRANSACTIONS

    Reference is made to "Executive Compensation - Compensation Committee Interlocks and Insider Participation" for information regarding certain transactions between the Company and Larry M. Carr, a director of the Company, during fiscal 1996.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Electronics Components Stock Index for the period commencing on March 31, 1992 and ending December 31, 1996. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on March 31, 1992. The yearly change in cumulative total return is measured by dividing 1) the sum of (i) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (ii) the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
              VSI ENTERPRISES, INC., NASDAQ STOCK MARKET INDEX AND
                   NASDAQ ELECTRONICS COMPONENTS STOCK INDEX





                                   [GRAPH]


                                  3/31/92  3/31/93   12/31/93  12/30/94   12/29/95  12/31/96
VSI Enterprises, Inc.              $100      $ 66      $ 40      $ 30      $ 90      $ 50

NASDAQ Stock Market Index          $100      $115      $130      $127      $179      $220

NASDAQ Elect. Components S.I.      $100      $165      $189      $209      $346      $598


* ON OCTOBER 20, 1993, THE COMPANY CHANGED ITS FISCAL YEAR END FROM MARCH 31 TO DECEMBER 31.

        ASSUMES $100 INVESTED ON MARCH 31, 1992 IN VSI ENTERPRISES, INC.
                  COMMON STOCK, NASDAQ STOCK MARKET INDEX AND
                   NASDAQ ELECTRONICS COMPONENTS STOCK INDEX

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


    During the year ended December 31, 1996, the Compensation Committee of the Board of Directors was comprised of four non-employee members of the Board.
The Compensation Committee is responsible for: (i) setting the Company's compensation philosophy and policies; (ii) setting the terms and the administration of compensation plans for officers of the Company; (iii) review and approval of pay recommendations for the executive officers of the Company; and (iv) initiation of all compensation actions for the Chief Executive Officer of the Company.

    The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its stockholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for growth and enhanced profitability. Compensation for each of the Company's executive officers consists of a base salary, discretionary performance bonus, stock options and performance warrants. The Company does not currently provide executive officers with other long term incentive compensation other than the ability to contribute their earnings to the Company's 401(k) Plan.

    The Compensation Committee's philosophy is that the predominant portion of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock options and performance warrant awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options and performance warrants), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

    At least annually, the Compensation Committee reviews salary recommendations for the Company's executives (other than the Chief Executive Officer) and then approves such recommendations, with any modifications it has deemed appropriate. The annual salary recommendations are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive's past and expected future performance. Similarly, the Compensation Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and the Compensation Committee's assessment of his past performance and its expectation as to his future performance in leading the Company. Generally, such salaries have been below levels paid to executives with comparable qualifications, experience and responsibilities at other similarly situated companies.

    The Compensation Committee also determines, based upon the recommendation of the Chief Executive Officer, the annual bonus, if any, to be paid to executive officers (other than the Chief Executive Officer). The amount of each individual bonus is determined based upon an evaluation of such factors as individual performance, increases in the Company's revenue, net income, net income per share and market penetration, as well as improvements in operating efficiencies. The assessment of performance achievement is considered in relation to the maximum normal bonus opportunity, which is paid for achieving outstanding levels of performance. The Compensation Committee applies similar criteria in setting the amount of annual bonus, if any, earned by the Chief Executive Officer.

    Stock options represent a substantial portion of compensation for the Company's executive officers, including the Chief Executive Officer. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company's stock price increases. Generally, option grants vest in equal amounts over a period of three years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's stockholders, since the ultimate value of such compensation is linked directly to stock price.

    At the request of the Chief Executive Officer and with the approval of the Compensation Committee, no cash compensation was paid to the Chief Executive Officer during the year ended December 31, 1996. Rather, Mr. Snelling received options to purchase 51,546 shares of Common Stock granted in November 1995 at an exercise price of $4.312 per share, which options were fully vested on March 16, 1997. This request was made by Mr. Snelling in order to tie his compensation directly to the performance of the Company.

    In the year ended December 31, 1996, the Company granted the Chief Executive Officer options to purchase 100,000 shares of the Company's Common Stock. These stock option awards were based upon an evaluation of individual performance criteria and is consistent with the philosophy of providing incentives based on the Company's future performance. During 1996, the Company also granted to Leo M. Cortjens and to Bill R. Brewer, executive officers of the Company, options to purchase an aggregate of 36,000 shares of Common Stock of the Company.

    The Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's stockholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                            Andre van den Bogaert
                                            Carleton A. Brown
                                            Larry M. Carr

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                                AGENDA ITEM TWO
                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

    At a meeting of the Board of Directors of the Company on February 25, 1997, the directors approved an amendment to Section 5.01 of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the number of authorized shares of Common Stock of the Company from 46,000,000 to 60,000,000 shares. In connection therewith, the following resolution will be introduced at the Annual Meeting:

    RESOLVED: That Section 5.01 of the Certificate of Incorporation, as heretofore added to or amended by certificates filed pursuant to law, is amended to read in its entirety as follows:

         "5.01 Authorized Shares. The aggregate number of shares which the Company shall have authority to issue is Sixty Million Eight Hundred Thousand (60,800,000). Sixty Million (60,000,000) shares shall be designated 'Common Stock' and shall have a par value of $.00025.
         Eight Hundred Thousand (800,000) shares shall be designated 'Preferred Stock' and shall have a par value of $.00025. All shares of the Company shall be issued for such consideration, as expressed in dollars, as the Board of Directors may from time to time determine."

    The Board of Directors recommends that shareholders approve the proposed amendment to the Company's Certificate of Incorporation because it considers the proposal to be in the best long-term and short-term interests of the Company, its shareholders and its other constituencies. The proposed increase in the number of shares of authorized Common Stock will ensure that additional shares of Common Stock will be available, if needed, for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, stock splits, stock dividends, acquisitions, financings and other corporate purposes.

    The Board of Directors believes that the availability of the additional shares of Common Stock for such purposes without delay or the necessity for a special shareholders' meeting (except as may be required by applicable law or regulatory authorities or by the rules of any stock exchange on which the Company's securities may then be listed) will be beneficial to the Company by providing it with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of Common Stock will also enable the Company to act promptly when the Board of Directors determines that the issuance of additional shares of Common Stock is advisable. It is possible that shares of Common Stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held.

    In connection with the issuance in September 1996 of $5.0 million of 5% Convertible Debentures due September 27, 1999 (the "Debentures"), the Company agreed to amend its Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to at least 56,000,000 shares and to include in this Proxy Statement a resolution requesting shareholder approval of the increase in authorized shares. The Company currently has sufficient authorized and unissued shares of Common Stock to satisfy all Debenture conversions. Because the conversion ratio is based on the trading price of the Company's Common Stock, however, a significant decrease in the price of the Company's Common Stock may result in the number of shares issuable upon the conversion of Debentures exceeding the number of shares available for issuance.

    Although the Company will require additional capital or other financing to fund its operations and continued growth, except as set forth above, the Company does not have any immediate agreements, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock which would be authorized by the proposal to increase the number of authorized shares.

    On March 3, 1997, 40,954,739 shares of Common Stock were issued and outstanding and an aggregate of 4,368,020 shares of Common Stock were reserved for issuance under outstanding stock options, warrants and Debentures.

    It should be noted that the availability of additional shares could render more difficult or discourage a takeover attempt. For example, additional shares of Common Stock could be issued and sold to purchasers who oppose a takeover bid which is not in the best long-term and short-term interests of the Company, its shareholders and its other constituencies or could be issued to increase the aggregate number of outstanding shares of Common Stock and thereby dilute the interest of parties attempting to obtain control of the Company. In connection with any issuance of shares of Common Stock, the Board of Directors is required to determine that such issuance would be in the best long-term and short-term interests of the Company, its shareholders and its other constituencies. The Board of Directors is presently unaware of any specific effort to accumulate the shares of Common Stock of the Company or obtain control of the Company.

    The approval of the holders of a majority of the issued and outstanding shares of Common Stock of the Company is required for the adoption of the proposed amendment to the Certificate of Incorporation. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS APPROVE THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.


                               AGENDA ITEM THREE
                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                     TO EFFECT 1-FOR-2 REVERSE STOCK SPLIT

GENERAL

    On February 25, 1997, the Company's Board of Directors unanimously approved, and recommends that shareholders approve, an amendment to Section
5.01 of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") to implement a Reverse Split of the Common Stock of the Company at the ratio of 1-for-2, to be effective at the time a Certificate of Amendment is filed with the Secretary of State of the State of Delaware. The proposal may be abandoned by the Board of Directors, without further action by the shareholders, at any time before or after the Annual Meeting and prior to the date and time at which the Reverse Split becomes effective (the "Effective Date") if for any reason the Board of Directors deems it advisable to abandon the proposal.

    The shareholders of the Company approved a 1-for-2 reverse stock split at the Company's 1995 annual shareholders' meeting. In the judgment of the Board of Directors, however, at no time subsequent to the 1995 annual shareholders' meeting were conditions advantageous to the Company or its shareholders to effect the reverse stock split. Moreover, because the bid price of the Common Stock has been in excess of $1.00 since December 29, 1994, concerns regarding the eligibility for continued listing of the Company's Common Stock on the Nasdaq SmallCap Market have been ameliorated. For the reasons set forth below, however, a reverse stock split proposal is being resubmitted for shareholder approval.

    The Reverse Split will be effected by an amendment to the Certificate of Incorporation in the form as set forth in full as Appendix A to this Proxy Statement. The number of shares of Common Stock authorized by the amendment to the Certificate of Incorporation will be 30,000,000 as a result of the proposed Reverse Split if Agenda Item 2 is approved by the shareholders of the Company (23,000,000 shares if Agenda Item 2 is not approved). The effect of the proposed Reverse Split on the holders of Common Stock will be as follows: holders of record of two or more shares of Common Stock on the Effective Date will receive a number of whole new shares equal to 1/2 of the number of shares held on the Effective Date. No fractional shares will be issued. In the event a shareholder holds a number of shares which is not evenly divisible by two, such shareholder will receive cash in the amount to which he is entitled in lieu of any fractional shares. Holders of record of fewer than two shares of Common Stock on the Effective Date will have their shares automatically converted into the right to receive cash in lieu of fractional shares in the amount set forth below.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

    In lieu of issuing fractional shares resulting from the Reverse Split, the Company will redeem all fractional shares for cash. The Company will value each outstanding share of Common Stock held on the Effective Date of the Reverse Split at a price per share ("Market Price") equal to the closing bid price of the Common Stock on the trading day preceding the Effective Date, as reported on the Nasdaq SmallCap Market. No brokerage commission will be payable by holders who receive cash in lieu of fractional shares. The Company will not issue certificates representing fractional shares and will pay the Market Price to redeem fractional shares resulting from the Reverse Split upon presentation to the Company's transfer agent of the certificates representing such shares. The holders of Common Stock prior to the Reverse Split will not have the right to offer to the Company for cash redemption any shares other than fractional shares resulting from the Reverse Split.

EFFECT OF REVERSE SPLIT

    If Agenda Item 2 is approved by the shareholders of the Company, the Company will have authorized capital stock of 60,800,000 shares, consisting of 60,000,000 shares of Common Stock and 800,000 shares of Preferred Stock. The authorized capital stock will be reduced to 30,800,000 shares by reason of the proposed Reverse Split, consisting of 30,000,000 shares of Common Stock and 800,000 shares of Preferred Stock. If Agenda Item 2 is not approved by the shareholders of the Company, the number of authorized shares of Common Stock will be reduced to 23,000,000 by reason of the proposed reverse split. As of March 3, 1997, the number of issued and outstanding shares of Common Stock was 40,954,739 and no shares of Preferred Stock were issued and outstanding. Based on the Company's best estimates, the number of issued and outstanding shares of Common Stock will be reduced as a result of the proposed Reverse Split from 40,954,739 to approximately 20,477,000. There will be approximately 9,523,000 authorized but unissued shares of Common Stock following the proposed Reverse Split if Agenda Item 2 is approved by the shareholders of the Company (2,523,000 authorized but unissued shares if Agenda Item 2 is not approved by the Company's shareholders).

    By implementing the Reverse Split, management does not intend to take the Company "private" by decreasing the number of shareholders of the Company below
300. Management currently believes that there are approximately 9,000 shareholders who beneficially own shares of Common Stock of the Company. Management does not believe that a 1-for-2 Reverse Split will result in a significant number of shareholders being cashed out by virtue of holding less than one share after the Reverse Split.

    The Reverse Split, if adopted, will also increase the par value per share of the Company's Common Stock from $.00025 to $.0005. The increase in the par value per share is intended to maintain the Company's capital stock accounts at current levels.

    If the Reverse Split is approved, the rights of the holders of the Common Stock as shareholders will not be affected adversely. Except for the receipt of cash in lieu of fractional interests, the Reverse Split will not affect any shareholder's proportionate equity interest in the Company. The existing Certificate of Incorporation does not provide for a preference to be given to the holders of Common Stock in the event of liquidation, and as a result, there are no liquidation rights or preferences to lose.

PURPOSE OF THE PROPOSED REVERSE SPLIT

    The Board of Directors believes that the Reverse Split should enhance the acceptability of the Company's Common Stock by the financial community and the investment public. Many leading brokerage firms are reluctant to recommend low-price stocks to their clients. Additionally, since brokers' commissions on low-price stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholder's paying transaction costs that are a higher percentage of their total share value than would be the case if the Company's share price were substantially higher. This factor may also limit willingness of institutions to purchase the Company's stock. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low priced stocks unattractive to brokers from an economic standpoint.

    The Common Stock has been trading at a low price for several years, and recently below $2.00. With the shares trading in such a range, small moves in absolute terms in the price-per-share of Common Stock translate into disproportionately large swings in the price on a percentage basis, and these swings tend to bear little relationship to the financial condition and results of the Company. In the Board's view, these factors have resulted in an unjustified, relatively low level of interest in the Company on the part of investment analysts, brokers and professionals, and individual investors, which tends to depress the market for the Common Stock. The Board has thus proposed the Reverse Split as a means of increasing the per-share market price of the Common Stock in the hope that these problems will thereby be addressed.

    The decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split should increase the per share price of the Common Stock, which may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's shareholders.
However, the increase in the per share price of the Common Stock as a consequence of the proposed Reverse Split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely offset by the reduced number of shares outstanding after the proposed Reverse Split. Moreover, the Reverse Split is expected to increase the number of "odd-lot" Common Stock holdings (i.e., holdings of a number of shares that are not divisible by 100), which may be more difficult to sell and may also result in increased selling costs. Nevertheless, the proposed Reverse Split could result in a per share price that adequately compensates for the adverse impact of the market factors noted above. There can, however, be no assurance that the favorable effects described above will occur, or that any increase in per share price of the Common Stock resulting from the proposed reverse stock split will be maintained for any period of time.

    In addition, there can be no assurance that the market price of the Common Stock after the proposed Reverse Split will be two times the market price before the proposed Reverse Split, or that such price will either exceed or remain in excess of the current market price.

OPTIONS, WARRANTS AND CONVERTIBLE DEBENTURES

    The Company has outstanding or is authorized to issue various warrants and options exercisable to acquire up to an aggregate of approximately 2,522,082 shares of Common Stock at various exercise prices. The amount of Common Stock issuable pursuant to these options and warrants will be reduced to one-half the previous amounts and the per share exercise prices will be increased by a factor of two.

    The Company also has outstanding $2,116,000 of Debentures which are convertible into Common Stock at the option of the Debenture holders. As the amount of Common Stock issuable pursuant to conversions of Debentures depends on the market price of the Common Stock, any increase in market price resulting from the Reverse Split will have the effect of reducing the number of shares issuable upon conversions of the Debentures.

PROCEDURE FOR IMPLEMENTING THE REVERSE SPLIT

    As soon as practicable after the Effective Date, the Company will send letters of transmittal to all shareholders of record on the Effective Date for use in transmitting stock certificates ("Old Certificates") to the transfer agent, who will act as the exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, each shareholder who holds of record fewer than two shares on the Effective Date will receive cash in the amount to which he is entitled. Until surrendered, each outstanding Old Certificate held by a shareholder who holds of record fewer than two shares shall be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled.

    Upon proper completion and execution of the letter of transmittal and return thereof to the transfer agent, together with the Old Certificates, holders of record of two or more shares on the Effective Date will receive new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Holders of record of two or more shares on the Effective Date whose shares are not evenly divisible by two will receive cash in the amount to which they are entitled in lieu of any
fractional shares.   Until surrendered, each outstanding Old Certificate held
by a shareholder who holds of record two or more shares shall be deemed for all purposes to represent the number of whole shares and the right to receive the amount of cash, if any, to which the holder is entitled.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion generally describes certain federal income tax consequences of the proposed Reverse Split to shareholders of the Company. The federal income tax consequences of the Reverse Split will vary among shareholders depending upon whether they receive (1) solely cash for their shares, (2) solely New Certificates, or (3) New Certificates plus cash for fractional shares, in exchange for Old Certificates. In addition, the actual consequences for each shareholder will be governed by the specific facts and circumstances pertaining to his acquisition and ownership of the Common Stock. Thus, the Company makes no representations concerning the tax consequences for any of its shareholders and recommends that each shareholder consult with his own tax advisor concerning the tax consequences of the Reverse Split, including federal, state and local or other income tax. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. However, the Company believes that because the Reverse Split is not part of a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the Company, and because the cash payment to be made in lieu of the issuance of fractional shares represents a mechanical rounding off of the fractions in the exchange rather than separately bargained for consideration, the proposed Reverse Split will have the following federal income tax effects:

    1. A shareholder will not recognize taxable gain or loss on the receipt of New Certificates in exchange for Old Certificates in the Reverse Split. In the aggregate, the shareholder's basis in the Common Stock represented by New Certificates will equal his basis in the shares of Common Stock represented by Old Certificates exchanged therefor (but not including the basis of any share of Common Stock represented by an Old Certificate to which a fractional share interest in Common Stock after the Reverse Split would be attributable), and such shareholder's holding period for the New Certificates will include the holding period for the Old Certificates exchanged therefor if the shares of Common Stock represented by such certificates are capital assets in the hands of such shareholder.

    2. To the extent that a shareholder receives cash in the Reverse Split in lieu of the issuance of a fractional share by the Company (whether or not in addition to receiving New Certificates in exchange for Old Certificates), such shareholder will generally be treated as having received a fractional interest in a share of Common Stock represented by a New Certificate which is then redeemed by the Company. Such shareholder generally will recognize taxable gain or loss, as the case may be, equal to the difference, if any, between the amount of cash received and such shareholder's aggregate basis in the pre-Reverse Split share of Common Stock to which such fractional share interest is attributable. If such share is a capital asset in the hands of such shareholder, the gain or loss will be long-term gain or loss if the share was held for more than one year.

    3. The proposed Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the Company will not recognize any gain or loss as a result of the proposed Reverse Split.

VOTE REQUIRED

    The Reverse Split must be approved by the holders of a majority of the issued and outstanding shares of the Company's Common Stock. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS APPROVE THE REVERSE SPLIT.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Grant Thornton has served as independent auditors of the Company for the fiscal year ended December 31, 1996 and have been selected by the Board of Directors to serve as independent auditors of the Company for the fiscal year ending December 31, 1997. Representatives of Grant Thornton are expected to be present at the shareholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                           ANNUAL REPORT ON FORM 10-K

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company's Investor Relations Department, 5801 Goshen Springs Road, Norcross, Georgia 30071.
Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the Company's 1998 annual meeting must be received at the Company's principal executive offices by December 30, 1997 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                   By Order of the Board of Directors,



                                   Richard K. Snelling, Chairman of the Board

Norcross, Georgia
March 17, 1997

                                                                      APPENDIX A

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                            OF VSI ENTERPRISES, INC.


         Section 5.01 of the Certificate of Incorporation, as heretofore added to or amended by certificates filed pursuant to law, is amended to read in its entirety as follows:

                 "5.01 Authorized Shares. The aggregate number of shares which the Company shall have authority to issue is Twenty Three Million Eight Hundred Thousand (23,800,000).
                                        *  Twenty Three Million (23,000,000)
         shares* shall be designated 'Common Stock' and shall have a par value of $.0005. Eight Hundred Thousand (800,000) shares shall be designated 'Preferred Stock' and shall have a par value of $.0005.
         All shares of the Company shall be issued for such consideration, as expressed in dollars, as the Board of Directors may from time to time determine.

                 Effective with the filing of this Amendment, each one share of the Company's Common Stock issued and outstanding on the Effective Date of this Amendment shall be automatically changed without further action into one-half ( 1/2) of a fully paid and nonassessable share of the Company's Common Stock, provided that no fractional shares shall be issued pursuant to such change. The Company shall pay to each shareholder who would otherwise be entitled to a fractional share as a result of such change the cash value of such fractional share based upon the closing bid price per share of the Common Stock on the trading day preceding the Effective Date of this Amendment as quoted by The Nasdaq SmallCap Market."


_____________________________

* If Agenda Item Two is approved by the shareholders of the Company, the number of shares of Common Stock authorized as a result of the Reverse Stock Split will be 30,000,000.

                                                                      APPENDIX B

                             VSI ENTERPRISES, INC.
                            5801 GOSHEN SPRINGS ROAD
                            NORCROSS, GEORGIA  30071


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS.

     The undersigned hereby appoints Richard K. Snelling and Bill R. Brewer or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of VSI ENTERPRISES, INC. to be held on Wednesday, April 16, 1997, at 10:00 a.m., at the Company's offices, 5801 Goshen Springs Road, Norcross, Georgia 30071, and any adjournments or postponements thereof:

     1. To elect seven (7) directors for a term of one year and until their successors are elected and have qualified.

          [ ]  FOR all nominees listed below          [ ]  WITHHOLD AUTHORITY
               (except as marked to the                    to vote for all
               contrary below)                             nominees listed below

               BILL R. BREWER, CARLETON A. BROWN, LARRY M. CARR, LEO M. CORTJENS, MARK E. MUNRO, EDWARD S. REDSTONE and RICHARD K. SNELLING

               INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
               _________________________________________

     2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 46,000,000 shares to 60,000,000 shares;

                     [ ]  FOR  [ ]  AGAINST   [ ]  ABSTAIN

     3. To approve an amendment to the Certificate of Incorporation of the Company to effect a 1-for-2 reverse split of the Company's Common Stock;

                     [ ]  FOR  [ ]  AGAINST   [ ]  ABSTAIN

     4. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                                        Please date and sign this Proxy exactly
                                        as name(s) appears on the mailing label.

                                        ----------------------------------------

                                        ----------------------------------------

                                        Print Name(s):
                                                      --------------------------
                                        NOTE:  When signing as an attorney,
                                        administrator or guardian, please give
                                        your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.


                                        Dated:
                                              ---------------------------------